-------------------------


                      AGREEMENT AND PLAN OF REORGANIZATION


                                  BY AND AMONG


                      TRANSMISSION TECHNOLOGY CORPORATION,


                           CERTAIN OF ITS STOCKHOLDERS


                                       AND


                         ELDORADO FINANCIAL GROUP, INC.


                            -------------------------

                                TABLE OF CONTENTS

                                                                            Page


ARTICLE I - AGREEMENT.........................................................1

   1.1   Plan of Reorganization...............................................1
   1.2   Exchange of Stock....................................................1
   1.3   Delivery of Shares...................................................2
   1.4   Exchange of Remaining Shares of TTC Common Stock.....................2
   1.5   Capital Structure of TTC.............................................2
   1.6   Present Capital Structure of Eldorado................................3
   1.7   Capital Structure of Eldorado at the Closing.........................4
   1.8   No Changes in Capitalization.........................................4
   1.9   Capital Structure of Eldorado After the Closing......................5

ARTICLE II - CLOSING; EFFECTIVE DATE..........................................5

   2.1   Closing..............................................................5
   2.2   Closing Documents....................................................5

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF ELDORADO......................6

   3.1   Organization and Qualification; Subsidiaries.........................6
   3.2   Articles of Incorporation and Bylaws.................................6
   3.3   Authority Relative to This Agreement.................................6
   3.4   No Conflict; Required Filings and Consents...........................7
   3.5   Compliance; Permits..................................................7
   3.6   Financial Statements.................................................8
   3.7   Commission Filings...................................................8
   3.8   OTCBB................................................................9
   3.9   State Takeover Statutes..............................................9
   3.10    No Undisclosed Liabilities........................................10
   3.11    Absence of Certain Changes or Events..............................10
   3.12    Absence of Litigation.............................................10
   3.13    Employee Benefit Plans............................................10
   3.14    Labor Matters.....................................................10
   3.15    Restrictions on Business Activities...............................11
   3.16    Title to Property.................................................11
   3.17    Taxes.............................................................11
   3.18    Environmental Matters.............................................11
   3.19    Intangible Assets.................................................12
   3.20    Agreements, Contracts and Commitments.............................13
   3.21    Insurance.........................................................13
   3.22    Directors and Officers............................................13

   3.23    Transfer Agent....................................................13
   3.24    Stock Transfer Records............................................13
   3.25    Corporate Record Books............................................14
   3.26    Related Party Transactions........................................14
   3.27    Lack of Disputes..................................................14
   3.28    Board Approval....................................................14
   3.29    Vote Required.....................................................14
   3.30    Disclosures.......................................................14
   3.31    Confidentiality and Non Disclosure................................14
   3.32    Access to Information.............................................15
   3.33    Brokers...........................................................15

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF TTC AND THE STOCKHOLDERS......15

   4.1   Organization and Qualification......................................15
   4.2   Articles of Incorporation and Bylaws................................15
   4.3   Authority Relative to This Agreement................................15
   4.4   No Conflict; Required Filings and Consents..........................16
   4.5   Compliance; Permits.................................................16
   4.6   Financial Statements................................................17
   4.7   No Undisclosed Liabilities..........................................17
   4.8   Litigation..........................................................17
   4.9   Labor Matters.......................................................18
   4.10    Restrictions on Business Activities...............................18
   4.11    Title to Property.................................................18
   4.12    Taxes.............................................................18
   4.13    Environmental Matters.............................................19
   4.14    Intangible Assets.................................................19
   4.15    Directors and Officers............................................19
   4.16    Corporate Record Books............................................20
   4.17    Lack of Disputes..................................................20
   4.18    Board Approval....................................................20
   4.19    Vote Required.....................................................20
   4.20    Disclosures.......................................................20
   4.21    Confidentiality and Non Disclosure................................20
   4.22    Access to Information.............................................20
   4.23    Brokers...........................................................20

ARTICLE V - TERMINATION, AMENDMENT AND WAIVERS...............................21

   5.1   Termination.........................................................21
   5.2   Notice of Termination; Effect of Termination........................21
   5.3   Fees and Expenses...................................................21
   5.4   Amendment...........................................................22
   5.5   Waiver..............................................................22

ARTICLE VI - LEAK-OUT AGREEMENTS; PUBLIC DISCLOSURE..........................23

   6.1   Leak-Out Agreements.................................................23
   6.2   Public Disclosure...................................................23

ARTICLE VII - GENERAL PROVISIONS.............................................23

   7.1   Non-Survival........................................................23
   7.2   Notices.............................................................23
   7.3   Further Assurances..................................................24
   7.4   Interpretation......................................................24
   7.5   Counterparts........................................................24
   7.6   Entire Agreement; Third Party Beneficiaries.........................24
   7.7   Severability........................................................25
   7.8   Other Remedies; Specific Performance................................25
   7.9   Governing Law.......................................................25
   7.10    Rules of Construction.............................................25
   7.11    Assignment........................................................25
   7.12  Waiver of Jury Trial................................................26
   7.13  Definition of Eldorado..............................................26

                                    Exhibits
                                    --------

Exhibit A                                          List of TTC Shareholders

Exhibit B                                          Form of Investment Letter

Exhibit C                                          List of Consultants

Exhibit D                                          Closing Checklist

Exhibit E                                          Eldorado Financial Statements

Exhibit F                                          TTC Financial Statements

Exhibit G                                          Form of Leak-Out Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization is entered into this 3rd day of November, 2001 ("Agreement"), by and among Transmission Technology Corporation, a Nevada corporation ("TTC"), the undersigned stockholders of TTC (the "Stockholders") and Eldorado Financial Group, Inc., a Nevada corporation ("Eldorado").

                                    RECITALS
                                    --------

     WHEREAS, the Stockholders own beneficially and of record over 80% of the issued and outstanding shares of common stock, par value $.001 per share (the "TTC Common Stock"), of TTC;

     WHEREAS, Eldorado desires to acquire 100% of the issued and outstanding TTC Common Stock, making TTC a wholly-owned subsidiary of Eldorado and the Stockholders desire to make a tax-free exchange of their TTC Common Stock solely for shares of common stock, par value $.001 per share (the "Eldorado Common Stock"), of Eldorado; and

     WHEREAS, the parties intend, by entering into this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the covenants, promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                    AGREEMENT

     1.1 Plan of Reorganization. TTC, the Stockholders and Eldorado agree that in a transaction qualifying as a tax-free stock-for-stock exchange pursuant to
Section 368(a)(1)(B) of the Code, at least 80% of the issued and outstanding shares of TTC Common Stock and up to all of the issued and outstanding shares of TTC Common Stock will be acquired by Eldorado in exchange solely for shares of Eldorado Common Stock.

     1.2 Exchange of Stock. As of the date hereof, TTC has 3,778,240 shares of TTC Common Stock issued and outstanding. At the Closing (as hereinafter defined), all of such shares of TTC Common Stock will be exchangeable for 60,000,000 shares of restricted Eldorado Common Stock. A list of the holders of TTC Common Stock, how many shares they own, and the shares of Eldorado Common Stock each is to receive is attached as Exhibit A hereto. The Stockholders represent and warrant to Eldorado that the shares of Eldorado Common Stock that each will receive are being acquired for investment for each Stockholder's own account and not with a view to sale, resale or distribution except in compliance with applicable federal and state securities laws. The Stockholders understand that the shares of Eldorado Common Stock they will acquire have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities law, that they are "restricted securities" as defined under the Securities Act and that the certificates representing such shares of Eldorado Common Stock will bear a legend to such effect. The Stockholders further represent and warrant to Eldorado that they are Accredited Investors (as defined pursuant to the Securities Act) and that if any of the Stockholders is an entity, it was not organized for the purpose of acquiring the Eldorado Common Stock. The Stockholders have received copies of all reports, filings and other documents filed by Eldorado with the Securities and Exchange Commission (the "SEC") since June 1, 2000.

     1.3 Delivery of Shares. At the Closing, certificates representing at least all of the issued and outstanding shares of TTC Common Stock held by the Stockholders shall be delivered to Eldorado, duly endorsed for transfer or accompanied by appropriate stock powers duly executed. Eldorado will receive valid title to such shares of TTC Common Stock, free and clear of all liens and other encumbrances. At the Closing, Eldorado shall issue and deliver to the Stockholders shares of Eldorado Common Stock as provided in the list attached as Exhibit A. Each Stockholder shall also execute and deliver an investment letter in the form of Exhibit B hereto.

     1.4 Exchange of Remaining Shares of TTC Common Stock. Each holder of a certificate of TTC Common Stock other than the Stockholders may surrender such certificate(s) to Eldorado in exchange for a certificate or certificates of shares of Eldorado Common Stock on the same basis as the Stockholders. After all holders of TTC Common Stock shall have exchanged their certificates of TTC Common Stock for certificates of Eldorado Common Stock, the former holders of TTC Common Stock shall own in the aggregate 60,000,000 shares of Eldorado Common Stock. Each holder of TTC Common Stock (other than the Stockholders) upon submitting their certificate(s) for exchange shall be deemed to have made the same representations, warranties and acknowledgements as the Stockholders contained in Section 1.2 and shall be required to execute an investment letter in the same from as the Stockholders.

     1.5 Capital Structure of TTC. The authorized capital stock of TTC consists of (i) 50,000,000 shares of TTC Common Stock, of which 3,778,240 shares are issued and outstanding, (ii) 5,000,000 shares of non-voting preferred stock, par value $.01 per share, of which the following are issued and outstanding: 165 shares of Series A 10% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") and 1,320 shares of Series B 10% Cumulative Convertible
Preferred Stock (the "Series B Preferred Stock") and (iii) 100,000 shares of non-voting preferred stock, no par value per share, of which no shares are issued or outstanding. TTC also has authorized and received a single subscription for 200,000 shares of Series C 10% Cumulative Convertible Preferred Stock (the "Series C Preferred Stock"). The subscription calls for $5 million at closing and the execution of three $5 million promissory notes due October 20, 2001, November 20, 2001 and December 20, 2001. The notes are collateralized by 195,000 shares of the Series C Preferred Stock. The executed promissory notes and the shares of Series C Preferred Stock are in escrow, however, the subscriber is currently delinquent in the payment of the promissory notes. To date, the subscriber has not paid any money to TTC. To the extent the subscriber does not pay the full subscription price, an appropriate number of shares of Series C Preferred Stock will be cancelled. The Series A Preferred Stock shall be redeemed prior to the Closing Date. The Series B Preferred Stock and the Series C Preferred Stock are convertible into TTC Common Stock as provided in their respective Certificates of Designation. TTC also has reserved an aggregate of 300,000 shares of TTC Common Stock for issuance under its 2001 Incentive Compensation Stock Option Plan and its Non-Qualified Incentive Compensation Stock Plan (the "Plans"). Options to purchase an aggregate of 85,500 shares of TTC Common Stock have been granted under the Plans. TTC also has currently outstanding a five-year common stock warrant to purchase 119,500 shares of TTC Common Stock at $20.00 a share that expires on July 12, 2006. All of the TTC Common Stock has been duly authorized and validly issued, and is fully paid and nonassessable and was issued free of preemptive rights. Other than as set forth in this Section 1.5 and as provided in this Agreement, there are no outstanding options, warrants, conversion rights, agreements or other rights to subscribe for purchase or otherwise acquire any shares of TTC Common Stock or any obligation of TTC to issue any shares of, TTC Common Stock.

     1.6 Present Capital Structure of Eldorado. The authorized capital stock of Eldorado consists of 100,000,000 shares of Eldorado Common Stock, of which 9,166,515 shares are issued and outstanding, and no shares of preferred stock. All of the issued and outstanding Eldorado Common Stock has been duly authorized and validly issued, and is fully paid and nonassessable and was issued free of preemptive rights. Except for this Agreement, there are no outstanding options, warrants, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of Eldorado Common Stock, or any obligation of Eldorado to issue any shares of Eldorado Common Stock. Eldorado has approximately 347 stockholders of record.

     1.7 Capital Structure of Eldorado at the Closing. All of the liabilities of Eldorado shall be satisfied in full prior to the Closing so that as of the Closing it will have no assets or liabilities. Prior to the Closing, Eldorado shall duly and validly adopt, in form and substance acceptable to TTC, corporate resolutions by unanimous written consent of the Board of Directors of Eldorado and by the written consent of the holders of a majority of the outstanding shares of Eldorado Common Stock to authorize and approve the following actions:

     (a) An amendment to its Articles of Incorporation to increase the authorized shares of Eldorado Common Stock from 100,000,000 shares to 200,000,000 shares, par value $.001 per share; and to authorize 5,100,000 shares of preferred stock, along with Certificates of Designation relating to such preferred stock identical with those under which shares of TTC preferred stock are issued and outstanding on the Closing Date.

     (b) An amendment to its Articles of Incorporation to change the corporate name to Transmission Technology Corporation or such other name as may be mutually agreed between Eldorado and TTC.

     (c) Approving and authorizing the execution, delivery and performance of this Agreement by Eldorado, including the issuance of 60,000,000 shares of restricted Eldorado Common Stock to the Stockholders.

     (d) Authorizing the issuance of 450,000 shares of restricted Eldorado Common Stock to certain consultants who worked on the transactions contemplated by this Agreement as set forth in a list at least two business days prior to the Closing Date attached as Exhibit C hereto.

     (e) Approving the contribution by Glenn A. Little of 3,116,515 shares of Eldorado Common Stock to Eldorado without consideration and the retirement of such shares such that they will no longer be issued or outstanding.

     (f) Approving and adopting an amendment to the By-laws of Eldorado so that as of the Closing Date the By-laws shall be identical to the current By-laws of TTC.

     (g) Electing Benton H Wilcoxon and C. William Arrington as Directors of Eldorado as of the Closing Date.

     1.8 No Changes in Capitalization. Other than as described in Section 1.7, prior to the Closing Date, Eldorado will not (i) make any change in its Articles of Incorporation or By-laws, issue any additional shares of Eldorado Common Stock or any other security or grant any option, warrant or right to acquire any shares of Eldorado Common Stock or any other security or alter or make any change in any of its outstanding securities or its capitalization, whether by reason of a reclassification, recapitalization, split, stock dividend, combination, exchange or otherwise, or (ii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of Eldorado Common Stock or any other security or declare or pay any dividends or other distributions in respect of such shares or securities.

     1.9 Capital Structure of Eldorado After the Closing. After the Closing, including the actions described in Section 1.7, the following shall represent all of the issued and outstanding securities of Eldorado:

                                    Post-Closing Shares of
          Holders                   Eldorado Common Stock           Percentage

Holders of TTC Common Stock              60,000,000                   90.226%

Pre-Closing Holders of Eldorado
Common Stock and Consultants              6,500,000                    9.774%
          Totals                         ----------                   -------
                                         66,500,000                   100.00%
                                         ==========                   =======


                                   ARTICLE II
                             CLOSING; EFFECTIVE DATE

     2.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 A.M., Los Angeles time, on November 3, 2001 or at such other time and date as the parties shall agree in writing (the "Closing Date"), at the offices of Holland & Knight LLP, 633 West Fifth Street, Los Angeles, California 90071 or at such other place as the parties shall agree in writing.

     2.2 Closing Documents. (a) At the Closing, Eldorado, TTC and the Stockholders shall deliver all of the certificates, documents and other items specified in the Closing Checklist attached as Exhibit D hereto (including, without limitation, certificates representing at least 80% of the issued and outstanding TTC Common Stock).

     (b) The effective date of the reorganization, for accounting purposes, shall be October 31, 2001.

     (c) All certificates, instruments, opinions and other documents to be executed or delivered by or on behalf of Eldorado or Mr. Little under the provisions of this Agreement, and all other actions and proceedings to be taken by or on behalf of Eldorado or Mr. Little in furtherance of the transactions contemplated hereby, shall be satisfactory in form and substance to TTC and the Stockholders.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                   OF ELDORADO

     Eldorado represents and warrants to TTC and the Stockholders as set forth in this Article III and Section 1.6:

     3.1 Organization and Qualification; Subsidiaries. Eldorado was incorporated in Florida on February 26, 1980 ("Eldorado Florida") and on June 27, 2001 was reincorporated as a Nevada corporation. The merger of Eldorado Florida with and into Eldorado is effective, was duly authorized by both corporations and was consummated in compliance with Florida and Nevada law. It was not necessary to register the shares of Eldorado Common Stock issued pursuant to the reincorporation of Eldorado from Florida to Nevada under the Securities Act. Eldorado is duly incorporated, validly existing and in good standing under the laws of Nevada and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as proposed to be conducted after the Closing. Eldorado is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Eldorado is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Other than pursuant to this Agreement, Eldorado does not directly or indirectly own, or have the right or obligation to acquire, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business, association or entity.

     3.2 Articles of Incorporation and Bylaws. Eldorado has previously furnished to TTC and the Stockholders a complete and correct copy of its Articles of Incorporation and Bylaws as amended to date. Such Articles of Incorporation and Bylaws are in full force and effect. Eldorado is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

     3.3 Authority Relative to This Agreement. Eldorado has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of Eldorado Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Eldorado and the consummation by Eldorado of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Eldorado and no other corporate proceedings on the part of Eldorado are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the holders of a majority of the outstanding shares of Eldorado Common Stock). This Agreement has been duly and validly executed and delivered by Eldorado and, assuming the due authorization, execution and delivery by TTC and the Stockholders, constitutes a legal and binding obligation of Eldorado, enforceable against Eldorado in accordance with its terms.

     3.4 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Eldorado do not, and the performance of this Agreement by Eldorado shall not, (i) conflict with or violate its Articles of Incorporation or Bylaws, (ii) subject to obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of Eldorado Common Stock, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Eldorado or by which it or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Eldorado's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Eldorado pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Eldorado is a party or by which Eldorado or any of its properties is bound or affected.

     (b) The execution and delivery of this Agreement by Eldorado do not, and the performance of this Agreement by Eldorado shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, or governmental or regulatory authority, domestic or foreign, except for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the
"Exchange Act"), state securities laws, and the rules and regulations thereunder, and the rules and regulations of NASDAQ.

     3.5 Compliance; Permits. (a) Eldorado is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Eldorado or by which any of its properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Eldorado is a party or by which Eldorado or any of its properties is bound or affected. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Eldorado, threatened against Eldorado, nor has any governmental or regulatory body or authority indicated an intention to conduct the same.

     (b) Eldorado holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are necessary or desirable to the operation of the business of Eldorado (collectively, the "Eldorado Permits"). Eldorado is in compliance in all respects with the terms of the Eldorado Permits.

     3.6  Financial  Statements.  (a) Attached as Exhibit E hereto are copies of
(i) the audited balance sheets of Eldorado as of December 31, 2000 and 1999 and the related statements of operations and comprehensive income, changes in shareholders' equity and cash flows for the two years then ended, and (ii) the unaudited balance sheets of Eldorado as of September 30, 2001 and 2000 and the related unaudited statements of operations and comprehensive income and cash flows for the nine months then ended (collectively, the "Financial Statements").

     (b) All the Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved. As of the date of any of such balance sheets, except to the extent reflected therein, Eldorado did not have any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto prepared in accordance with GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of Eldorado in accordance with GAAP. Such statements of operations and comprehensive income present fairly the results of operations of Eldorado for the periods indicated. Such statements of changes in shareholders' equity and cash flows present fairly the information which should be presented therein in accordance with GAAP. As of the Closing Date, Eldorado will have no assets or liabilities.

     (c) The financial and other books and records of Eldorado are complete and correct and have been maintained in accordance with good business and accounting practices, and the Financial Statements can be reconciled with such books and records.

     3.7 Commission Filings. Since such date Eldorado was first required to make (or has voluntarily made) such filings, Eldorado has timely filed with the SEC all Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K, proxy materials, registration statements and other reports and documents required to be filed by it pursuant to federal securities laws and has made all other filings with the SEC required to be made (collectively, the "Eldorado Commission Filings"). Since June 1, 2000, Eldorado has satisfied all requirements to be a "small business issuer" as defined pursuant to the Exchange Act. The Eldorado Commission Filings, including all Financial Statements included therein, (i) were prepared in all material respects in accordance with the requirements of the Exchange Act and the rules and regulations thereunder, and the Securities Act and the rules and regulations thereunder, as the case may be, and (ii) did not (as of their respective filing dates, mailing dates or effective dates, as the case may be) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Eldorado has complied with and is, as of the date hereof, in compliance with all state securities or "Blue Sky" laws and regulations. Eldorado is a reporting Section 12(g) corporation and is current in all its SEC reporting and filing obligations (SEC File No. 2-68091). In May 1981, Eldorado filed a Registration Statement on Form S-3 with the SEC (which was subsequently declared effective) in compliance with the Securities Act. Eldorado is a successor issuer to Eldorado Florida and the registration of the Eldorado Common Stock under Section 12(g) of the Exchange Act is effective.

     3.8 OTCBB. Eldorado and its market makers have complied with and are current with all applicable requirements for the Eldorado Common Stock to be quoted on the OTC Bulletin Board ("OTCBB") under the symbol "ELDG." Neither Eldorado nor any of its market makers have received any notice, nor to their knowledge is it threatened, that at any time the Eldorado Common Stock may no longer be eligible to be quoted on the OTCBB.

     The shares of Eldorado Common Stock issuable to the Stockholders, the other holders of TTC Common Stock and the consultants pursuant to this Agreement, when issued, will be duly authorized and validly issued, fully paid and nonassessable and free of any preemptive rights and will be eligible to be quoted on the OTCBB. There has been no stop order issued by any regulatory authority including, without limitation, the NASD, the SEC or any state regulatory authority relating to Eldorado or the Eldorado Common Stock and Eldorado has not received any notice of any investigation or other proceeding that could result in any stop order.

     3.9 State Takeover Statutes. Eldorado and its Board of Directors have taken all action required to be taken in order to render inapplicable to this Agreement and the transactions contemplated hereby the provisions of all anti-takeover and related, affiliated or interested party transaction laws and regulations of any state, including, without limitation, Sections 78.378 to
78.3793 and 78.411 to 78.444 of the Nevada Revised Statutes.

     3.10 No Undisclosed Liabilities. Eldorado does not have any liabilities (absolute, accrued, contingent or otherwise) except (i) liabilities provided for in Eldorado's balance sheet as of September 30, 2001, or (ii) banking, accounting, legal and printing fees associated with the transactions contemplated by this Agreement, which do not exceed $5,000.00 in the aggregate. All of such fees will be reimbursed to Eldorado by the holders of Eldorado Common Stock prior to the Closing.

     3.11 Absence of Certain Changes or Events. Since December 31, 1989, Eldorado has conducted no business and has incurred no liabilities, except banking, accounting, legal and printing fees in connection with the transactions contemplated by this Agreement, which liabilities do not exceed $5,000.00 in the aggregate (all of which liabilities will have been reimbursed as provided in Section 3.10 prior to the Closing). Since September 30, 2001, no material change has occurred in the financial condition, assets, liabilities or business of Eldorado.

     3.12 Absence of Litigation. There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Eldorado, threatened against Eldorado or any properties or rights of Eldorado or as to which Eldorado has received any written notice or assertion, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

     3.13 Employee Benefit Plans. Eldorado is not a party to any oral or written
(i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, pension or retirement plan, agreement or arrangement; (iii) collective bargaining agreement; or (iv) employee fringe or benefit plan, commitment or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), that covers any active or former employee, director or consultant of Eldorado, or with respect to which Eldorado has or may in the future have liability.

     3.14 Labor Matters. There is no litigation pending or, to the knowledge of Eldorado, threatened, between Eldorado and any of its employees. As of the date of this Agreement, Eldorado is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Eldorado nor does Eldorado know of any activities or proceedings of any labor union to organize any such employees. As of the date of this Agreement, Eldorado has no knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Eldorado.

     3.15 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Eldorado which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Eldorado, any acquisition of property by Eldorado or the conduct of business by Eldorado as currently conducted or as proposed to be conducted after the consummation of the transactions contemplated by this Agreement.

     3.16 Title to Property. Eldorado owns no real property. Eldorado has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances; and all leases pursuant to which Eldorado leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or any event which with notice or lapse of time, or both, would constitute a default). All the plants, structures and equipment of Eldorado are in good operating condition and repair.

     3.17 Taxes. Prior to the Closing, Eldorado will have timely filed all Tax Returns (as defined below) required to be filed by it, have paid all Taxes (as defined below) shown thereon to be due and have provided adequate accruals in all respects in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. In addition, (i) no claim for unpaid Taxes that are currently, or will be prior to the Closing, due and payable has become a lien against the property of Eldorado or is being asserted against Eldorado, (ii) no audit of any Tax Return of Eldorado is being conducted by a tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by Eldorado and is currently in effect and (iv) there is no agreement, contract or arrangement to which Eldorado is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162(a) (by reason of being unreasonable in amount), 162(b) through (p) or 404 of the Code. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

     3.18 Environmental Matters. Eldorado (i) has obtained all applicable permits, licenses and other authorizations which are required under Federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by Eldorado (or its respective agents); (ii) is in material compliance with all terms and conditions of such required permits, licenses and authorizations, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, is not aware of nor has received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from Eldorado's (or any of its respective agents) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) has taken all actions necessary under applicable requirements of Federal, state or local laws, rules or regulations to register any products or materials required to be registered by Eldorado (or any of its respective agents).

     3.19 Intangible Assets. Eldorado has full rights to all patents and patent applications (pending or in the process of preparation), domestic or foreign, patent rights, trademarks, trade names and licenses under the patents of others, trade secrets, secret processes and other proprietary rights of every kind and nature used by Eldorado at any time or necessary for use by Eldorado in its business as presently conducted. None of the foregoing are owned or controlled in whole or in part directly or indirectly by any of Eldorado's officers, directors, employees, consultants or independent contractors. All such patents, patent applications, patent rights and licenses are valid and effective in accordance with their terms, and all such trade names, trade secrets, secret processes and other proprietary rights are valid and effective. The conduct of Eldorado's business or any other actions by Eldorado has not and does not infringe upon the patents, trademarks, trade secrets, or copyrights or other intellectual property rights of any other party. Eldorado has not received any notice of any claim of infringement. There are no agreements, contracts or obligations under which Eldorado is obligated with respect to, or is using, any patents, patent applications, patent rights, trademarks, trade names, licenses under the patents of others, trade secrets, secret processes or other proprietary rights.

     3.20 Agreements, Contracts and Commitments. Eldorado is not a party to and is not bound by:

     (a) any employment or consulting agreement, contract or commitment with any officer, director or member of Eldorado's Board of Directors;

         (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

     (c) any agreement, contract or commitment containing any covenant limiting in any respect the right of Eldorado to engage in any line of business or to compete with any person; or

     (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Eldorado after the date of this Agreement of any assets not in the ordinary course of business or pursuant to which Eldorado has any material ownership interest in any corporation, partnership, limited liability company, joint venture or other business enterprise.

     Eldorado is not and, to Eldorado's knowledge, no other party is in breach, violation or default under, and Eldorado has not received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Eldorado is a party or by which any of its properties is bound or affected.

     3.21 Insurance. Eldorado has timely made all claims under all insurance policies and fidelity bonds. There is no claim by Eldorado pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

     3.22 Directors and Officers. Eldorado has delivered to TTC and the Stockholders a complete list of the current Board of Directors and officers of Eldorado.

     3.23 Transfer Agent. General Securities Transfer Agency ("GSTA") acts as Eldorado's transfer agent. Eldorado does not owe any money to GSTA and Eldorado is in compliance with all agreements with GSTA.

     3.24 Stock Transfer Records. The stock transfer books and stock ledgers of Eldorado are in good order, complete, accurate, and up to date, and with all necessary signatures, and set forth all stock and securities issued, transferred and surrendered. No duplicate certificate has been issued at any time heretofore without an adequate indemnity agreement and/or bond being posted. No transfer has been made without surrender of the proper certificate duly endorsed. All certificates so surrendered have been duly cancelled and are attached to the proper stubs with all necessary stock powers attached hereto.

     3.25 Corporate Record Books. The corporate record books of Eldorado are in good order, complete, accurate, up to date, with all necessary signatures, and set forth all meetings and actions set forth in all certificates of votes of stockholders or directors furnished to anyone at any time.

     3.26 Related Party Transactions. Neither any officer nor any director or employee of Eldorado, nor any spouse or child of any of them, has any direct or indirect interest in any competitor, supplier, customer or transfer agent or market maker for any securities of Eldorado or in any person from whom or to whom Eldorado leases any real or personal property, or in any other person with whom Eldorado is doing business.

     3.27 Lack of Disputes. There is currently no dispute, pending or, to the knowledge of Eldorado, threatened, anticipated or contemplated of any kind with any customer, supplier, source of financing, employee, landlord, or licensee of Eldorado.

     3.28 Board Approval. The Board of Directors of Eldorado has, as of the date of this Agreement, (i) approved, subject to stockholder approval, this Agreement and the transactions contemplated hereby, (ii) determined that this Agreement is in the best interests of the stockholders of Eldorado and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Eldorado approve this Agreement.

     3.29 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Eldorado Common Stock is the only vote of the holders of any class or series of Eldorado's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     3.30 Disclosures. None of the representations or warranties by Eldorado in this Agreement and no statement contained in any certificate or other writing furnished by Eldorado in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     3.31 Confidentiality and Non Disclosure. None of the parties hereto shall disclose to any third party any information obtained pursuant to this Agreement or relating to any other party which is not otherwise generally available to the public or not already within its knowledge, except as may be required by applicable law or as expressly agreed by the parties.

     3.32 Access to Information. Eldorado has provided TTC, the Stockholders and their representatives (i) full access to all of its offices, properties, books, records, documents and personnel and furnished such information regarding Eldorado as they may have requested; and (ii) any and all relevant documents regarding securities filings, broker dealer due diligence packages and offering memorandums and copies of all SEC filings.

     3.33 Brokers. Other than the consultants, there is no investment banker, broker, finder or other intermediary or person that has been retained by or is authorized to act on behalf of Eldorado who is entitled to any fee or commission upon the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                           OF TTC AND THE STOCKHOLDERS

     TTC and the Stockholders represent and warrant to Eldorado as set forth in this Article IV and Section 1.5:

     4.1 Organization and Qualification. TTC was incorporated in Nevada on March 28, 2001. TTC is duly incorporated, validly existing and in good standing under the laws of Nevada and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. TTC is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. TTC is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

     4.2 Articles of Incorporation and Bylaws. TTC has previously furnished to Eldorado a complete and correct copy of its Articles of Incorporation and Bylaws as amended to date. Such Articles of Incorporation and Bylaws are in full force and effect. TTC is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

     4.3 Authority Relative to This Agreement. TTC has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of TTC Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by TTC and the consummation by TTC of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of TTC and no other corporate proceedings on the part of TTC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the holders of a majority of the outstanding shares of TTC Common Stock). This Agreement has been duly and validly executed and delivered by TTC and the Stockholders and, assuming the due authorization, execution and delivery by Eldorado, constitutes a legal and binding obligation of TTC and the Stockholders, enforceable against TTC and the Stockholders in accordance with its terms.

     4.4 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by TTC and the Stockholders do not, and the performance of this Agreement by TTC and the Stockholders shall not, (i) conflict with or violate TTC's Articles of Incorporation or Bylaws, (ii) subject to obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of TTC Common Stock, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to TTC or by which it or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair TTC's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of TTC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which TTC is a party or by which TTC or any of its properties is bound or affected.

     (b) The execution and delivery of this Agreement by TTC and the Stockholders do not, and the performance of this Agreement by TTC and the Stockholders shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, or governmental or regulatory authority, domestic or foreign, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, and the rules and regulations of NASDAQ.

     4.5 Compliance; Permits. (a) TTC is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to TTC or by which any of its properties is bound or affected, or
(ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which TTC is a party or by which TTC or any of its properties is bound or affected. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of TTC, threatened against TTC, nor has any governmental or regulatory body or authority indicated an intention to conduct the same.

     (b) TTC holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are necessary or desirable to the operation of the business of TTC (collectively, the "TTC Permits"). TTC is in compliance in all respects with the terms of the TTC Permits.

     4.6 Financial Statements. (a) Attached as Exhibit F hereto are copies of the unaudited compiled balance sheet of TTC as of August 23, 2001 and the related unaudited compiled profit and loss statement for the period from inception to August 23, 2001 (collectively, the "TTC Financial Statements").

     (b) The TTC Financial Statements present fairly the value of the assets of TTC as of August 23, 2001 and the results of operations for the period indicated. The TTC Financial Statements were prepared in accordance with GAAP consistently applied.

     (c) Since the date of the TTC Financial Statements, there have been no material adverse changes in the financial condition, assets, liabilities or business of TTC, nor any increase paid, or agreed to, in the compensation, retirement benefits or other commitments to employees of TTC.

     4.7 No Undisclosed Liabilities. TTC does not have any liabilities (absolute, accrued, contingent or otherwise) except (i) liabilities provided for in the TTC Financial Statements, (ii) liabilities incurred in the ordinary course of business, or (iii) banking, accounting, legal and printing fees associated with the transactions contemplated by this Agreement.

     4.8 Litigation. Eldorado acknowledges that it is fully informed regarding certain litigation seeking binding arbitration that TTC has brought against W. Brandt Goldsworthy & Associates, Inc., a California corporation ("WBG&A"), and W.B.G., Inc., a California corporation ("WBG"), for failure to provide certain documentary evidence related to the intellectual property and their refusal to assist in the development of a comprehensive business plan, including budgets, pursuant to the License Agreement. TTC is seeking to enforce the binding arbitration clause under Section 8.1 of the License Agreement, and is also asking the court for damages for breach of contract, injunctive relief, and other appropriate legal remedies.

     Other than as specified in this Section 4.8, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of TTC, threatened against TTC or any properties or rights of TTC or as to which TTC has received any written notice or assertion, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

     4.9 Labor Matters. There is no litigation pending or, to the knowledge of TTC, threatened, between TTC and any of its employees. As of the date of this Agreement, TTC is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by TTC nor does TTC know of any activities or proceedings of any labor union to organize any such employees. As of the date of this Agreement, TTC has no knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of TTC.

     4.10 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon TTC which has or could reasonably be expected to have the effect of prohibiting any business practice of TTC, any acquisition of property by TTC or the conduct of business by TTC as currently conducted.

     4.11 Title to Property. TTC owns no real property. TTC has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances; and all leases pursuant to which TTC leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or any event which with notice or lapse of time, or both, would constitute a default). All the plants, structures and equipment of TTC are in good operating condition and repair.

     4.12 Taxes. Prior to the Closing, TTC will have timely filed all Tax Returns required to be filed by it, have paid all Taxes shown thereon to be due and have provided adequate accruals in all respects in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. In addition, (i) no claim for unpaid Taxes that are currently, or will be prior to the Closing, due and payable has become a lien against the property of TTC or is being asserted against TTC, (ii) no audit of any Tax Return of TTC is being conducted by a tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by TTC and is currently in effect and (iv) there is no agreement, contract or arrangement to which TTC is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162(a) (by reason of being unreasonable in amount), 162(b) through (p) or 404 of the Code.

     4.13 Environmental Matters. TTC (i) has obtained all applicable permits, licenses and other authorizations which are required under Federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the
manufacture,   processing,  distribution,  use,  treatment,  storage,  disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by TTC (or its respective agents); (ii) is in material compliance with all terms and conditions of such required permits, licenses and authorizations, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, is not aware of nor has received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from TTC's (or any of its respective agents) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) has taken all actions necessary under applicable requirements of Federal, state or local laws, rules or regulations to register any products or materials required to be registered by TTC (or any of its respective agents).

     4.14 Intangible Assets. TTC has full rights to all patents and patent applications (pending or in the process of preparation), domestic or foreign, patent rights, trademarks, trade names and licenses under the patents of others, trade secrets, secret processes and other proprietary rights of every kind and nature used by TTC at any time or necessary for use by TTC in its business as presently conducted. All such patents, patent applications, patent rights and licenses are valid and effective in accordance with their terms, and all such trade names, trade secrets, secret processes and other proprietary rights are valid and effective. The conduct of TTC's business or any other actions by TTC has not and does not infringe upon the patents, trademarks, trade secrets, or copyrights or other intellectual property rights of any other party. TTC has not received any notice of any claim of infringement.

     4.15 Directors and Officers. TTC has delivered to Eldorado a complete list of the current Board of Directors and officers of TTC.

     4.16 Corporate Record Books. The corporate record books of TTC are in good order, complete, accurate, up to date, with all necessary signatures, and set forth all meetings and actions set forth in all certificates of votes of stockholders or directors furnished to anyone at any time.

     4.17 Lack of Disputes. There is currently no dispute, pending or, to the knowledge of TTC, threatened, anticipated or contemplated of any kind with any customer, supplier, source of financing, employee, landlord, or licensee of TTC (other than WBG, WBG&A and W. Brandt Goldsworthy).

     4.18 Board Approval. The Board of Directors of TTC has, as of the date of this Agreement, (i) approved, subject to stockholder approval, this Agreement and the transactions contemplated hereby, (ii) determined that this Agreement is in the best interests of the stockholders of TTC and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of TTC approve this Agreement.

     4.19 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of TTC Common Stock is the only vote of the holders of any class or series of TTC's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     4.20 Disclosures. None of the representations or warranties by TTC in this Agreement and no statement contained in any certificate or other writing furnished by TTC in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     4.21 Confidentiality and Non Disclosure. None of the parties hereto shall disclose to any third party any information obtained pursuant to this Agreement or relating to any other party which is not otherwise generally available to the public or not already within its knowledge, except as may be required by applicable law or as expressly agreed by the parties.

     4.22 Access to Information. TTC has provided Eldorado and its representatives (i) full access to all of its offices, properties, books, records, documents and personnel and furnished such information regarding TTC as they may have requested; and (ii) any and all relevant documents regarding securities filings, broker dealer due diligence packages and offering memorandums.

     4.23 Brokers. Other than the consultants, there is no investment banker, broker, finder or other intermediary or person that has been retained by or is authorized to act on behalf of TTC or the Stockholders who is entitled to any fee or commission upon the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE V
                       TERMINATION, AMENDMENT AND WAIVERS

     5.1 Termination. This Agreement may be terminated at any time prior to Closing, whether before or after the requisite approvals of the stockholders of Eldorado or TTC:

     (a) by mutual written consent duly authorized by the Boards of Directors of TTC and Eldorado;

     (b) by either TTC or Eldorado if the Closing shall not have been consummated by November 30, 2001, for any reason; provided, however, that the right to terminate this Agreement under this Section 5.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

     (c) by TTC, upon a breach of any representation, warranty, covenant or agreement on the part of Eldorado;

     (d) by Eldorado, upon a breach of any representation, warranty, covenant or agreement on the part of TTC or the Stockholders; or

     (e) by either TTC or Eldorado if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and cannot be appealed.

     5.2 Notice of Termination; Effect of Termination. Any termination of this Agreement pursuant to Section 5.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto. In the event of any such termination, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 5.2, Section 5.3 and
Article VII (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

     5.3 Fees and Expenses. Except as set forth in this Section 5.3, all fees and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Closing occurs.

     (a) Expenses to be paid by Eldorado. Eldorado shall pay the following fees and expenses in connection with this Agreement (all of which shall be reimbursed to Eldorado prior to Closing by Eldorado's stockholders): (i) the legal fees and expenses of its securities counsel (including its opinion to be delivered at the Closing); (ii) any accounting fees and expenses for any pre-Closing accounting work concerning Eldorado; (iii) all costs in connection with the filing of the Form 10-QSB for the nine months ended September 30, 2001; (iv) all costs in connection with the Board of Directors and stockholders resolutions and consents of Eldorado; (v) all costs in connection with the amendment to Eldorado's Articles of Incorporation; (vi) all costs in connection with the leak out agreements, and the transfer agent and the NASD and other regulatory authorities (including the providing of all necessary or desirable advance notices); (vii) all costs in connection with applying for a new CUSIP number; (viii) all costs in connection with assisting TTC on the choice of a new stock certificate and the printing of such certificates; and (ix) all costs in connection with the transmittal form for the replacement stock certificates.

     (b) Expenses to be paid by TTC. TTC shall pay the following fees and expenses in connection with this Agreement: (i) the legal fees and expenses of its securities counsel; (ii) any accounting fees and expenses for any pre-Closing accounting work concerning TTC; (iii) any Nevada franchise fees and filing fees to complete any pre-Closing capital structure changes required by this Agreement; (iv) all costs relating to any press releases made by Eldorado;
(v) all costs in connection with printing new stock certificates; (vi) all costs in connection with the printing, duplication and mailing of the stockholders letter and transmittal form; and (vii) all costs in connection with the post-Closing stock transfer fees for the re-issuance of replacement stock certificates with the new corporate name.

     5.4 Amendment. This Agreement may be amended only by an instrument in writing signed by all of the parties.

     5.5 Waiver. Any party may (i) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (ii) waive compliance with or fulfillment of any of the agreements or conditions for the benefit of such party contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. Any waiver must be in an instrument in writing signed by the waiving party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE VI
                     LEAK-OUT AGREEMENTS; PUBLIC DISCLOSURE

     6.1 Leak-Out Agreements. The principal stockholders of Eldorado, the consultants on the transactions contemplated by this Agreement and the holders of TTC Common Stock shall be subject to appropriate leak-out agreements as shall be mutually agreed by the parties. A form of leak-out agreement is attached as Exhibit G to this Agreement.

     6.2 Public Disclosure. TTC and Eldorado will consult with each other and, to the extent practicable, agree before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or NASDAQ. The parties have agreed to the text of the press release announcing the signing of this Agreement and the Closing.

                                   ARTICLE VII
                               GENERAL PROVISIONS

     7.1 Non-Survival. The representations and warranties of Eldorado, TTC and the Stockholders contained in this Agreement shall terminate at the Closing and only the covenants and agreements that by their terms survive the Closing shall survive the Closing.

     7.2 Notices. All notices and other communications hereunder shall be in writing and shall be delivered or sent, with the copies indicated, if delivered personally, by registered or certified mail (postage pre-paid, return receipt requested), fax (with confirmation and additional copy sent by overnight delivery service) or overnight delivery service (by a reputable national carrier) to the parties as follows (or at such other address as a party may specify by notice given pursuant to this Section):

                  (a)      If to Eldorado:

                           Glenn Little
                           211 West Wall Street
                           Midland, Texas 79701
                           Fax:  (915) 682-2560

                  (b)      If to TTC or the Stockholders:

                           Transmission Technology Corporation
                           18881 Von Karman, Suite 1630
                           Irvine, California 92612
                           Attn: Benton H Wilcoxon
                           Fax: (949) 756-1090

                           with a copy to:

                           Holland & Knight LLP
                           701 Brickell Avenue
                           Miami, Florida 33131
                           Attn: J. Thomas Cookson
                           Fax: (305) 789-7799

     All notices shall be deemed given and received one business day after their delivery to the addresses for the respective party, with the copies indicated as provided in this Section.

     7.3 Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such additional action as may be reasonably requested by any other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out and effect the intent and purposes of this Agreement.

     7.4 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.5   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     7.6 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 7.11.

     7.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     7.8 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     7.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     7.11 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     7.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     7.13 Definition of Eldorado. For purposes of this Agreement, the defined term "Eldorado" shall include Eldorado, the Nevada corporation, as well as all predecessor entities, including Eldorado Florida.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


                                                  ELDORADO FINANCIAL GROUP, INC.


                                                  By:
                                                     ---------------------------

                                                  TRANSMISSION TECHNOLOGY
                                                  CORPORATION


                                                  By:
                                                      --------------------------


                                                  THE STOCKHOLDERS:



                                                  Benton H Wilcoxon



                                                  C. William Arrington


                                                  BRIDGESTONE CAPITAL GROUP, LLC


                                                  By:
                                                      --------------------------

                                                  RED GUARD INDUSTRIES, INC


                                                  By:
                                                     ---------------------------